Exhibit 99.1

VBI Vaccines Announces Third Quarter 2021 Financial Results and Provides

Corporate Update

-	Hepatitis B (HBV) :
●	Prophylactic : FDA and EMA regulatory review of VBI’s 3-antigen prophylactic HBV vaccine candidate ongoing – U.S. PDUFA target action date November 30, 2021
●	On November 3, the CDC’s ACIP unanimously passed a universal HBV vaccination recommendation for all adults age 19-59, and for adults age 60+ with risk factors for infection
●	Therapeutic : Top-line interim data from Phase 2 combination study of VBI-2601 (BRII-179) and BRII-835 (VIR-2218) expected H2 2022 – study run by partner, Brii Biosciences

-	COVID-19 : Initial Phase 1b data expected Q1 2022 assessing VBI-2905 as a single-dose booster in previously immunized adults
-	Glioblastoma (GBM) : Next phase of development expected to assess VBI-1901 in both primary and recurrent GBM patients, with registration potential – enrollment of additional recurrent patients expected to initiate Q1 2022
-	$137.5 million in cash and cash equivalents at the end of Q3 2021

CAMBRIDGE, Mass. (November 8, 2021) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today reported financial results for the third quarter ending September 30, 2021 and provided a corporate update.

Jeff Baxter, VBI’s President and CEO commented: “The third quarter of 2021 was a notably busy and productive time as we support the ongoing regulatory reviews of our prophylactic 3-antigen HBV vaccine candidate, prepare for the potential launch of this candidate in the U.S., Europe, and Canada, and advance both our immunotherapeutic vaccine candidates against GBM and chronic HBV, as well as our coronavirus pipeline, with the objective of creating vaccines that provide long-term breadth of protection with good safety and tolerability profiles. We look forward to sharing data and updates from the various milestones expected over the next six months across our portfolio. The public health space is constantly evolving, evidenced by the renewed focus on prevention of HBV with the recently revised adult vaccination guidelines, plus the mutational evolution of COVID-19 with new and emerging variants. We are working hard to address significant and relevant unmet medical and public health needs, we believe this dedication and focus on successfully achieving these fundamentals will drive shareholder value.”

Recent Accomplishments and Key Anticipated Upcoming Milestones

Hepatitis B (HBV)

3-Antigen HBV Prophylactic Vaccine Candidate

●	Commercial preparations are ongoing and continue to ramp-up in anticipation of potential regulatory approvals
●	November 3, 2021: the CDC’s Advisory Committee on Immunization Practices (ACIP) unanimously voted to change the adult recommendations for HBV vaccination from risk based in all ages to a universal recommendation for adults age 19-59, keeping risk-based recommendations for adults age 60+
●	November 30, 2021: U.S. Prescription Drug User Fee Act (PDUFA) target action date set by U.S. Food and Drug Administration (FDA)
●	European Medicines Agency (EMA) regulatory review ongoing
●	Submissions to United Kingdom Medicines and Healthcare products Regulatory Agency (MHRA) and Health Canada are in process and are expected to complete in 2022

VBI-2601 (BRII-179) : HBV Immunotherapeutic Candidate

●	H2 2022: Top-line interim clinical data expected from Phase 2 combination study of VBI-2601 (BRII-179) and BRII-835 (VIR-2218), Vir Biotechnology’s investigational HBV-targeting siRNA; study conducted by partner, Brii Biosciences (Brii Bio)

COVID-19 & Coronaviruses

VBI-2900 : eVLP Coronavirus Vaccine Program

●	September 2021 : Initiation of Phase 1b study of VBI-2905, VBI’s eVLP vaccine candidate targeting the Beta variant, as both a single-dose booster in adults previously vaccinated with a full course of messenger RNA (mRNA) vaccine, and as a two-dose regimen in unvaccinated adults
●	Q1 2022 : Initial data expected from one-dose booster study arm, in previously vaccinated adults, in ongoing Phase 1b study
●	Mid-year 2022 : Expected initiation of the first clinical study of VBI’s trivalent pan-coronavirus vaccine candidate, VBI-2901, designed to increase the breadth of immunity against emerging COVID-19 variants and betacoronviruses

Glioblastoma (GBM)

VBI-1901: Cancer Vaccine Immunotherapeutic Candidate

●	Based on data seen to-date, we anticipate assessing VBI-1901 in randomized, controlled clinical studies in both primary and recurrent GBM patients as part of the next phase of development
●	Q1 2022 : Expected initiation of enrollment of expanded number of patients in ongoing study in recurrent GBM, subject to discussions with FDA, increasing study size and adding a control arm to support the potential for accelerated approval based on tumor response data and improvement in overall survival
●	Mid-year 2022 : Expected initiation of a randomized, controlled clinical study with registration potential in primary GBM patients, subject to discussions with FDA

Recent Publications

●	May 2021: The Lancet Infectious Diseases publication of data from PROTECT – Phase 3 immunogenicity and safety study assessing VBI’s 3-antigen HBV vaccine candidate compared to Engerix-B® in adults age 18 and older. Link to publication can be found here.
●	June 2021: Vaccine publication of data from a Phase 3 immunogenicity and safety study, conducted in Vietnam and completed in 2007, assessing VBI’s 3-antigen HBV vaccine candidate in healthy Asian adults. Link to publication can be found here.
●	July 2021: Vaccine publication of data from VBI-2902a preclinical and challenge COVID-19 studies. Link to publication can be found here.
●	September 2021: JHEP Reports, an open access companion title to Journal of Hepatology, publication of data from the recently completed Phase 1a/2b study of VBI-2601 (BRII-179) in adults with chronic HBV. Link to publication can be found here.
●	September 2021: bioRxiv publication of preclinical and challenge COVID-19 data from VBI-2902, VBI-2905, and VBI-2901 demonstrating broadened immunity against COVID-19 variants. Link to publication can be found here.
●	October 2021: The Journal of the American Medical Association Network Open publication of data from CONSTANT – Phase 3 lot-to-lot consistency and immunogenicity study assessing VBI’s 3-antigen HBV vaccine candidate in adults age 18-45. Link to publication can be found here.

Third Quarter 2021 Financial Results

●	Cash Position: VBI ended the third quarter of 2021 with $137.5 million in cash, cash equivalents, and short-term investments compared with $93.8 million as of December 31, 2020.
●	Net Cash Used in Operating Activities: Net cash used in operating activities for the nine months ended September 30, 2021 was $21.4 million, compared to $30.6 million for the same period in 2020. The decrease in cash outflows is largely a result of the change in operating working capital, notably the cash received in advance from the CEPI funding agreement, offset by an increase in net loss.

●	Cash Used for Purchase of Property and Equipment: Cash used for the purchase of property and equipment was $1.4 million for the nine months ended September 30, 2021, compared to $0.5 million for the same period in 2020. The increase is a result of routine purchases of property and equipment at our manufacturing facility in Rehovot, Israel.
●	Revenue: Revenue in the third quarter of 2021 was $0.1 million, compared to $0.3 million for the same period in 2020. The decrease in revenues was due to a decrease in R&D services revenue as part of the collaboration with Brii Bio. Fewer manufacturing and non-clinical research services were done in the three months ending September 30, 2021 compared to the three months ending September 30, 2020.
●	Cost of Revenues: Cost of revenues was $2.5 million in the third quarter of 2021 as compared to $2.1 million for the same period in 2020. The increase in the cost of revenues was due to increased outsourced testing costs and inventory-related costs incurred in the three months ending September 30, 2021 compared to the same period in 2020.
●	Research and Development (R&D): R&D expenses for the third quarter of 2021 were $3.0 million compared to $4.5 million in the third quarter of 2020. The decrease was a result of the government grants and funding arrangements, offset by an increase in the costs related to our coronavirus vaccine program, including the Phase 1a and Phase 1b portions of VBI-2902 and VBI-2905, respectively, and development and manufacturing of VBI-2905. The increase was also due to an increase in R&D expenses related to the development of our other vaccine candidates.
●	General and Administrative (G&A): G&A expenses were $9.7 million for the third quarter of 2021, compared to $5.6 million for the same period in 2020. The increase was a result of the increased commercialization preparation activities related to the 3-antigen prophylactic HBV vaccine candidate in anticipation of potential regulatory approvals, in addition to increased insurance and labor costs.
●	Net Loss: Net Loss and net loss per share for the third quarter of 2021 were $15.8 million and $0.06, respectively, compared to a net loss of $13.0 million and a net loss per share of $0.06 for the third quarter of 2020.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, COVID-19 and coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

News and Resources: http://www.vbivaccines.com/news-and-resources/

Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forwardlooking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10K filed with the SEC on March 2, 2021, and filed with the Canadian security authorities at sedar.com on March 2, 2021, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forwardlooking statements for any reason, except as required by law.

VBI Vaccines Inc. and Subsidiaries Selected Condensed Consolidated Balance Sheet

(In Thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$137,470	$93,825
Short-term investments	-	25,276
Accounts receivable, net	36	77
Inventory, net	2,265	2,152
Prepaid expenses and other current assets	8,032	10,711
Total current assets	147,803	132,041
Property and equipment, net	10,381	10,721
Intangible assets, net	62,150	62,156
Goodwill	2,263	2,261
Other non-current assets	1,631	2,193
Total Assets	$224,228	$209,372

Liabilities and stockholder’s equity
Accounts payable	$3,745	$3,734
Other current liabilities	29,204	13,614
Total current liabilities	32,949	17,348
Total non-current liabilities	31,135	20,319
Total liabilities	64,084	37,667
Total stockholders’ equity	160,144	171,705
Total liabilities and stockholders’ equity	$224,228	$209,372

VBI Vaccines Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In Thousands Except Share and Per Share Amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
	(Unaudited)
Revenues	$107	$298	$550	$897
Operating expenses
Cost of revenue	2,466	2,111	7,511	6,747
Research and development	2,972	4,478	14,392	10,035
General and administrative	9,693	5,562	25,807	13,520
Total operating expenses	15,131	12,151	47,710	30,302
Loss from operations	(15,024)	(11,853)	(47,160)	(29,405)
Interest income (expense), net	(1,026)	(742)	(3,683)	(2,006)
Foreign exchange gain (loss)	203	(402)	(127)	543
Loss before income taxes	(15,847)	(12,997)	(50,970)	(30,868)
Income tax benefit	-	-	-	-
Net Loss	$(15,847)	$(12,997)	$(50,970)	$(30,868)
Basic and diluted net loss per share	$(0.06)	$(0.06)	$(0.20)	$(0.15)
Weighted-average number of shares used to compute basic and diluted net loss per share	256,360,356	234,709,403	254,055,707	210,044,126
Other comprehensive income (loss) - currency translation adjustments	(1,607)	1,696	106	(1,988)
Comprehensive Loss	$(17,454)	$(11,301)	$(50,864)	$(32,856)

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com